Exhibit 99.1

Contact	Clifton M. O’Neal	Contact	Dave Blumberg
E-mail	coneal@transunion.com	Email	dblumbe@transunion.com
Telephone	312 985 2540	Telephone	312 985 3059

TransUnion Expands Offerings with Acquisition of Financial Healthcare Systems

Highly rated patient payment estimation tool will become fully integrated with TransUnion Healthcare solutions

Chicago, Oct. 18, 2011—TransUnion today announced it acquired Financial Healthcare Systems. The Denver-based company provides an Internet-based solution to the healthcare industry that informs patients about their out-of-pocket costs, in real-time, prior to treatment. The acquisition of Financial Healthcare Systems is in line with TransUnion’s strategy to accelerate growth within its existing businesses and diversify into new ones. Financial terms of the deal were not disclosed.

“TransUnion Healthcare’s ability to provide intelligence in an instant® has been further enhanced with the acquisition of Financial Healthcare Systems’ highly rated patient payment estimation solution—FHSClearQuote™,” said Milton Silva-Craig, executive vice president of TransUnion Healthcare. “In today’s healthcare environment, effective management of information is just the first step. Being able to access that information—at the most opportune time in the patient equation by all parties—is paramount. We feel that few other companies in the world can offer, at the right time, the wealth of information TransUnion can provide to the healthcare industry.”

As the healthcare industry continues its dynamic evolution, the need for more transparency in patient payments has become more pronounced. A TransUnion survey of recent hospital patients found that two-thirds of adults nationwide would like to see greater transparency in their hospital bill. Transparency was one of the key drivers behind FHS’ industry-leading ClearQuote, a secure, web-based solution that combines payer contractual information and historic charges with current patient benefits to calculate out of pocket responsibility.

“We’ve worked hard to build a solution that’s recognized as the leading payment estimation offering in the industry and we are excited to be a part of a company that will provide the resources to help us continue our growth efforts,” said Timothy R. Estes, co-founder and CEO of Financial Healthcare Systems. “Most importantly, we are excited to be part of a TransUnion Healthcare team that is focused on accelerating the effective and responsible use of information and analytics through innovative tools for the healthcare industry.”

Financial Healthcare Systems’ patient payment estimation solution will become fully integrated with TransUnion’s revenue cycle management solutions, including its patented self-pay and charity care solution—Revenue ManagerSM. The combined solutions will be offered to existing channel partners and clients of both TransUnion and Financial Healthcare Systems. The integrated assets will help hospitals and physicians enhance the patient experience through greater transparency, create significant cost savings, improve point-of-service collections, and reduce bad debt.

About Financial Healthcare Systems

Denver-based Financial Healthcare Systems (FHS Corp) developed one of the industry’s premier patient estimation solutions to address the rising demands of price transparency and patient consumerism. Its ClearQuote™ solution, which calculates a patient’s out of pocket responsibility, is the only estimation solutions to have exceeded the requirements of the HFMA’s Peer Review designation. Healthcare providers are using estimates not only as a means to increase point-of-sale collections, but also to increase customer satisfaction by educating the consumer about their benefits and financial responsibility.

About TransUnion Healthcare

TransUnion Healthcare, a wholly owned subsidiary of credit and information management company TransUnion, empowers providers and payers with instantaneous intelligence by providing data and analytics at the point of need. In the provider market, TransUnion offers a series of data solutions designed to move critical decision making to the front-end of the revenue cycle process. In the payer market, TransUnion offers healthcare analytics and reporting solutions to help payers meet their reporting needs, control costs and improve the overall health of their members.

www.transunionhealthcare.com

About TransUnion

As a global leader in information and risk management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering high quality data, and integrating advanced analytics and enhanced decision-making capabilities. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 23 countries around the world. www.transunion.com/business

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